State of Delaware
Secretary of State
Division of Corporations
Delivered 10:36 AM 09/15/2015
FILED 06:21 PM 09/14/2015
SR 20150123258 - FileNumber 2682854

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Internet Patents Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article 1" so that, as amended, said Article shall be and read as follows:

The name of the corporation is Prism Technologies Group, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of September, 2015.

By: [signature]
Authorized Officer

Title: General Counsel and Secretary

Name: L. Eric Loewe
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